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                                                                       EXHIBIT 5


                          REGISTRATION RIGHTS AGREEMENT


     REGISTRATION RIGHTS AGREEMENT (this "Agreement") dated as of February 2, 1998, between Alarmguard Holdings, Inc., a Delaware corporation (the "Company"), and the Purchasers listed on Schedule I hereto (each a "Purchaser" and collectively, the "Purchasers").


                                    RECITALS:

     (a) The Purchasers and the Company have entered into a Preferred Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement") (each capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Stock Purchase Agreement), pursuant to which the Purchasers are simultaneously with the execution hereof purchasing from the Company the number of shares of Series A Preferred or Series B Preferred (collectively referred to herein as the "Preferred Shares") of the Company set forth opposite its name on Schedule I hereto except that Advance will purchase the Preferred Shares to be purchased by it as of the Advance Closing Date.

     (b) As of the date hereof, the Preferred Shares purchased by the Purchasers pursuant to the Stock Purchase Agreement entitles the holder thereof to receive, upon the conversion thereof, the number of shares of Common Stock as are set forth opposite its name on Schedule I, which number of shares are subject to adjustment as set forth in the provisions of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation").

     (c) The Company desires to grant the Purchasers certain registration rights with respect to the Common Stock.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.  DEMAND REGISTRATIONS.

     (a) REQUESTS FOR REGISTRATION. Subject to paragraph 1(b) below, the holders at any time of at least 50% of the Registrable Securities may request at any time registration under the Securities Act of 1933, as amended (the "Securities Act"), of all or part of their Registrable Securities on Form S-1 or any similar long-form registration ("Long-Form Registrations"), and



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each holder of Registrable Securities may request registration under the
Securities Act of all or part of their Registrable Securities on Form S-2 or S-3 or any similar short-form registration ("Short-Form Registrations") if available. Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering. Within ten days after receipt of any such request, the Company will give written notice of such requested registration to all other holders of Registrable Securities and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company's notice. All registrations requested pursuant to this paragraph 1(a) are referred to herein as "Demand Registrations".

     (b) LONG-FORM REGISTRATIONS. Subject to paragraph 1(a), the holders of Registrable Securities will be entitled at any time to request Long-Form Registrations in which (subject to Section 5(b)) the Company will pay all Registration Expenses ("Company-paid Long-Form Registrations"); provided that the holders of Registrable Securities may not request more than two (2) Long-Form Registrations (each a "Demand Long-Form Registration," and each of which shall be a Company-paid Long-Form Registration), such number to be reduced by the number of previously consummated Demand Long-Form Registrations. A registration will not count as one of the permitted Demand Long-Form Registrations until it has become effective, and no Company-paid Long-Form Registration will count as one of the permitted Demand Long-Form Registrations unless the holders of Registrable Securities are able to register and sell at least 85% of the Registrable Securities requested to be included in such registration; provided that in any event the Company will pay all Registration Expenses in connection with any registration initiated as a Company-paid Long-Form Registration whether or not it has become effective.

     (c) SHORT-FORM REGISTRATIONS. In addition to the Long-Form Registrations provided pursuant to paragraph 1(b), each holder of Registrable Securities will be entitled to request a Short Form Registration (provided that the holders may only request up to two (2) Short-Form Registrations in any twelve-month period, which number shall be reduced by the number of previously consummated Demand Short-Form Registrations in such twelve-month period) in which the Company will pay all Registration Expenses. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form. The Company will use its best efforts to make Short-Form Registrations on Form S-3 available for the sale of Registrable Securities. The holders of Registrable Securities agree that they will not request a Long-Form Registration when the Company is eligible to use a Short-Form Registration; provided that the Company agrees to include in the prospectus included in any Short-Form Registration Statement, such material describing the Company and intended to facilitate the sale of securities being so registered as is reasonably requested for inclusion therein by any of the shareholders selling securities pursuant to such registration statement, whether or not the form used for such registration statement requires the inclusion of such information.




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     (d) PRIORITY ON DEMAND REGISTRATIONS. The Company will not include in any
Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of at least 50.1% of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, the Company will include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each holder participating in such offering.

     (e) RESTRICTIONS ON LONG-FORM REGISTRATIONS AND DEMAND REGISTRATIONS. The Company will not be obligated to effect any Demand Long-Form Registration during the period starting with the date thirty (30) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become and remain effective. The Company will not be obligated to effect any Demand Long-Form Registration within six (6) months after the effective date of a previous Long-Form Registration. The Company may postpone for up to six (6) months the filing or the effectiveness of a registration statement for a Demand Registration if the Company and the holders of at least 66.67% of the Registrable Securities to be covered thereby agree that such Demand Registration would reasonably be expected to have an adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or similar transaction; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration will be entitled to withdraw such request and such Demand Registration will not count as one of the permitted Demand Registrations hereunder and the Company will pay all Registration Expenses in connection with such registration. The Company will not be obligated to effect any Demand Long-Form Registration unless the anticipated aggregate offering price, net of underwriting discounts and commissions, of the Common Stock to be included in such Demand Long-Form Registration equals more than ten million dollars ($10,000,000).

     (f) OTHER REGISTRATION RIGHTS. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of at least 66.67% of the Registrable Securities; provided that the Company may grant rights to employees of the Company and its Subsidiaries to participate in Piggyback Registrations so long as such rights are



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subordinate to the rights of the holders of Registrable Securities with respect to such Piggyback Registrations as provided in paragraphs 2(c) and 2(d) below.

     (g) SELECTIONS OF UNDERWRITERS. If any Demand Registration is an underwritten offering, the selection by the Company of investment banker(s) and manager(s) for the Offering must be approved by the holders of a majority of the Registrable Securities included in such Demand Registration. Such approval will not be unreasonably withheld.

     2. PIGGYBACK REGISTRATIONS.

     (a) RIGHT TO PIGGYBACK. Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to (i) a Demand Registration, (ii) a registration in connection with shares issued by the Company in connection with the acquisition of any company or companies or (iii) a registration solely of shares that have been issued pursuant to the Company's employee benefit plans) and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company's notice.

     (b) PIGGYBACK EXPENSES. Subject to Section 5(b), the Registration Expenses of the holders of Registrable Securities will be paid by the Company in all Piggyback Registrations.

     (c) PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each holder of Registrable Securities participating in such offering, and (iii) third, other securities requested to be included in such registration; provided that in any event the holders of Registrable Securities shall be entitled to register at least 20% of the securities to be included in any such registration.

     (d) PRIORITY ON SECONDARY REGISTRATIONS. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in




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such offering without adversely affecting the marketability of the offering, the
Company will include in such registration (i) first, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each holder of Registrable Securities participating in such offering, and (ii) second other securities requested to be included in such registration.

     (e) SELECTION OF UNDERWRITERS. If any Piggyback Registration is an underwritten offering, the selection by the Company of investment banker(s) and manager(s) for the offering must be approved by the holders of a majority of the Registrable Securities included in such Piggyback Registration. Such approval will not be unreasonably withheld.


     (f) OTHER REGISTRATIONS. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Paragraph 1 or pursuant to this Paragraph 3, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least six months has elapsed from the effective date of such previous registration.

     3. HOLDBACK AGREEMENTS.

     (a) Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the ninety
(90)-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

     (b) The Company agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the ninety (90)-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) to cause each holder of at least 5% (on a fully-diluted basis) of its Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.




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     4. REGISTRATION PROCEDURES. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof including the registration of common stock that may be obtained upon conversion of Preferred Shares held by a holder of Registrable Securities requesting registration as to which the Company has received reasonable assurances that only Registrable Securities will be distributed to the public, and pursuant thereto the Company will as expeditiously as possible:


     (a) prepare and file (in the case of a Demand Registration not more than sixty (60) days after request therefor) with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that as far in advance as practicable before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

     (b) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred and eighty (180) days (subject to Paragraph (a) above) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

     (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

     (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);





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     (e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

     (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the National Association of Securities Dealers automated quotation system;

     (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

     (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

     (i) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

     (j) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

     (k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company will promptly notify the holders of Registrable Securities and will use its reasonable best efforts promptly to obtain the withdrawal of such order; and



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     (l) obtain a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request; and

     (m) in connection with an underwritten public offering, (i) cooperate with the selling holders of Registrable Securities, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the selling holders or the underwriters in connection therewith and
(ii) participate, to the extent reasonably requested by the managing underwriter for the offering or the selling holder, in efforts to sell the Registrable Securities under the offering (including, without limitation, participating in "roadshow" meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company.

     5. REGISTRATION EXPENSES.

     (a) All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne as provided in this Agreement, except that the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the National Association of Securities Dealers automated quotation system. The Company shall not be required to pay an underwriting discount with respect to any shares being sold by any party other than the Company in connection with an underwritten public offering of any of the Company's securities pursuant to this Agreement.

     (b) In connection with each Company-paid Demand Registration, the Company will reimburse the holders of Registrable Securities covered by such registration for the reasonable fees and expenses (including the fees and expenses of counsel chosen by the holders of a majority of the Registrable Securities initially requesting such registration) incurred by such holders in connection with such registration. To the extent that there are any unreimbursed expenses incurred by the holders of Registrable Securities, each holder shall bear his or her pro rata share of such expenses based upon the number of shares of Registrable Securities held by such holder that are included in such registration relative to the number of all Registrable Securities included in such registration.




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     (c) The Company will reimburse the holders of Registrable Securities for the reasonable fees and expenses (including the fees and expenses of counsel chosen by the holders of a majority of the Registrable Securities) incurred by such holders in enforcing any of their rights under this Agreement.

     6. INDEMNIFICATION.

     (a) INDEMNIFICATION OF SELLING STOCKHOLDERS BY THE COMPANY. The Company agrees to indemnify and hold harmless each holder of Registrable Securities which are registered pursuant hereto (each a "Selling Stockholder") and each person, if any, who controls any Selling Stockholder within the meaning of
Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as follows:

     (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or the prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

     (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided, that subject to Section 6(c) below any such settlement is effected with the prior written consent of the Company; and

     (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by such Selling Stockholder), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above; provided, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Selling Stockholder expressly for use in the registration statement (or any amendment thereto), or any preliminary prospectus or the prospectus (or any amendment or supplement thereto).



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     (b) INDEMNIFICATION OF COMPANY BY THE SELLING STOCKHOLDERS. Each Selling
Stockholder, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the registration statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 6(a) above, as incurred, but only with respect to untrue or alleged untrue statements or omissions made in the registration statement (or any amendment thereto), or any preliminary prospectus or any prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder with respect to such Selling Stockholder expressly for use in the registration statement (or any amendment or supplement thereto); provided, that such Selling Stockholder's aggregate liability under this Section 6 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount, but before deducting expenses) received by such Selling Stockholder from the sale of Registrable Securities pursuant to a registration statement filed pursuant to this Agreement.

     (c) ACTIONS AGAINST PARTIES; NOTIFICATION. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a), counsel to the indemnified parties shall be selected by the Selling Stockholders (by majority vote based on the number of Registrable Securities included in a registration hereunder) and, in the case of parties indemnified pursuant to
Section 6(b), counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this
Section 6 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.




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     (d) SETTLEMENT WITHOUT CONSENT IF FAILURE TO REIMBURSE. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by
Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

     (e) CONTRIBUTION. (i) If a claim for indemnification under Section 6(a) or 6(b) is unavailable to an indemnified party because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions, statements or omissions that resulted in such losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any losses shall be deemed to include, subject to the limitations set forth in this Section, any reasonable attorneys' or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

     (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(f) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6(f), a holder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such holder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any damages that the holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     (iii) The indemnity and contribution agreements contained in this Section are in addition to any liability that the indemnifying parties may have to the indemnified parties.

     7. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

     8. DEFINITIONS.

     "Common Stock" means the Common Stock of the Company, par value $0.0001 per share.

     "Registrable Securities" means (i) any Common Stock issued upon the conversion of any Preferred Shares issued pursuant to the Stock Purchase Agreement (whether held by a Purchaser or any successor or assignee of a Purchaser), and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force). For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. For purposes of calculating the percentage of Registrable Securities for voting purposes, the Preferred Shares shall be deemed to have been converted at the then applicable conversion price.

     "Registration Expenses" has the meaning set forth in Section 5(a) hereof.

     9. MISCELLANEOUS.

     (a) NO INCONSISTENT AGREEMENTS. The Company has not entered and will not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

     (b) ADJUSTMENTS AFFECTING REGISTRABLE SECURITIES. The Company will not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares).

     (c) REMEDIES. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

     (d) AMENDMENTS AND WAIVERS. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and holders of at least 66.67% of the Registrable Securities.

     (e) SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the permitted respective successors and assigns of the parties hereto whether so expressed or not.

     (f) NOTICES. Except as otherwise expressly provided herein, any and all notices, designations, consents, offers, acceptances or other communications provided for herein shall be given in writing and shall be mailed by first class registered or certified mail, postage prepaid, sent by a nationally recognized overnight courier service or transmitted via telecopier as follows:

If to the Company:

                        Alarmguard Holdings, Inc.
                        125 Frontage Road
                        Orange, Connecticut  06477
                        Telecopy:        (203) 799-9636
                        Attention:       Russell R. MacDonnell
         with a copy to:

                         Robinson & Cole LLP
                         695 East Main Street
                         Stamford, Connecticut  06904
                         Telecopy:        (203) 462-7599
                         Attention:       Richard A. Krantz, Esq.

If to Advance:

                          Advance Capital Partners, L.P.
                          660 Madison Avenue
                          15th Floor
                          New York, New York 10021
                          Telecopy:        (212) 835-2020
                          Attention:       Robert A. Bernstein

         with a copy to:

                          Kirkland & Ellis
                          153 East 53rd Street
                          New York, New York  10022
                          Telecopy:        (212) 446-4900
                          Attention:       Joshua N. Korff, Esq.

If to any other Purchaser to the address set forth opposite such Purchaser's name on Schedule I hereto.

Notice shall be deemed given, for all purposes, when deposited in the United States mail as registered or certified mail, in which event the fifth day following the date of postmark on the receipt of such registered or certified mail shall conclusively be deemed the date of giving of such notice, on the first Business Day following collection by the courier service or when acknowledged by the receiving telecopier.

     (g) INTERPRETATION OF AGREEMENT; SEVERABILITY. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from the Agreement and the remaining provisions carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

     (H) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS (AND NOT THE CONFLICTS OF LAW) OF THE STATE OF NEW YORK.

     (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

     (j) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements.

                                    * * * * *

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.


                             ALARMGUARD HOLDINGS, INC.


                             By:    ----------------------------------
                                    Name:
                                    Title:


                             ADVANCE CAPITAL PARTNERS, L.P.

                             By:    Advance Capital Associates, L.P.,
                                             its General Partner
                             By:    Advance Capital Management, LLC,
                                             its General Partner


                             By:    -----------------------------------
                                    Name:    Robert A. Bernstein
                                    Title:   Principal


                             ADVANCE CAPITAL OFFSHORE PARTNERS, L.P.

                             By:    Advance Capital Offshore Associates, LDC,
                                             its General Partner
                             By:    Advance Capital Associates, L.P.,
                                             its Sole Director
                             By:    Advance Capital Management, LLC,
                                             its General Partner


                             By:    -------------------------------------
                                    Name:    Robert A. Bernstein
                                    Title:   Principal

                             CANAAN EQUITY, L.P.

                             By:    Canaan Equity Partners, L.L.C.


                             By:    -------------------------------
                                    Name:  Stephen L. Green
                                    Title: Member/Manager



                             EXETER CAPITAL PARTNERS IV, L.P.

                             By:    Exeter IV Advisors, L.P.
                                          its General Partner
                             By:    Exeter IV Advisors, Inc.,
                                          its General Partner


                             By:    ---------------------------------
                                    Name:  Keith R. Fox
                                    Title: President


                             LB I GROUP INC.


                             By:    ---------------------------------
                                    Name:  Alan H. Washkowitz
                                    Title: Senior Vice President

                                     ELLIOTT ASSOCIATES, L.P.





                                     By:    --------------------------
                                            Name:  Paul E. Singer
                                            Title: General Partner




                                     WESTGATE INTERNATIONAL, L.P.
                                            By:  Martley International, Inc.
                                                 as Attorney-in-Fact



                                     By:    ----------------------------
                                            Name:  Paul E. Singer
                                            Title: President



                                     ZIFF ASSET MANAGEMENT, L.P.





                                     By:    ----------------------------
                                            Name:  Philip B. Korsant
                                            Title: President



                                     OZ MASTER FUND, LTD.





                                     By:    -----------------------------
                                            Name:  Daniel S. Och

                              Title:   Managing Member
                                       OZ Management, L.L.C.


                              IBJS CAPITAL CORPORATION





                              By:    -------------------------
                                     Name:  Kevin P. Falvey
                                     Title: Director



                              CREDIT SUISSE (GUERNSEY) LIMITED
                                     as trustee of the Dynamic Growth Fund II




                              By:    --------------------------
                                     Name:  M.E. Zunino
                                     Title: Associate


                              AETNA LIFE INSURANCE COMPANY





                              By:    ---------------------------
                                     Name:  Alan Vartelas
                                     Title: Assistant Vice President



                              GRANITE PROPERTIES MANAGEMENT
                         CORP.

                              By:    ---------------------------------
                                     Name:  Daren J. Wells
                                     Title: Director, Private Equity








                              By:    ---------------------------------
                                     Name:  Paul Finkelstein

                                   SCHEDULE I


             ----------------                --------------------      --------------------             ---------------------------
             Name, Address and                  Shares of                    Shares of                     Shares of Common Stock
             Telecopier Number               Series A Convertible      Series B Convertible                initially issuable upon
                                               Preferred Stock           Preferred Stock                 Conversion of Convertible
                                                                                                               Preferred Stock
   Advance Capital Partners, L.P.                   5,524                          --                          669,575.76
   660 Madison Avenue, 15th Floor
   New York, NY  10021
   (212) 835-2020
   Attn:  Robert Bernstein

   Advance Capital Offshore                         1,726                          --                          209,212.12
        Partners, L.P.
   c/o CITCO Fund Services (Cayman
        Islands) Limited
   Safehaven Corporate Centre
   Leward Building
   P.O. Box 31106 SMB
   West Bay Road
   Grand Cayman
   Cayman Islands B.W.I.
   345-949-3877
   Attn:  Robert Bernstein

   Elliott Associates, L.P.                         2,000                          --                          242,424.24
   712 Fifth Avenue, 35th Floor
   New York, NY  10019
   (212) 974-2092
   Attn:  Jeffrey Kaplan

   Westgate International, L.P.                     2,000                          --                          242,424.24
   c/o Stonington Management Corp.
   712 Fifth Avenue, 36th Floor
   New York, NY  10019
   (212) 974-2092
   Attn:  Jeffrey Kaplan

   Exeter Capital Partners IV, L.P.                 2,500                          --                          303,030.30
   10 E. 53rd Street, 32nd Floor
   New York, NY  10022
   (212) 872-1198
   Attn:  Keith Fox

   Aetna Life Insurance Company                     5,000                          --                          606,060.60
   151 Farmington Avenue
   RC21
   Hartford, CT  06516
   (860) 273-8650
   Attention:  Private Equity Group

   Ziff Asset Management, L.P.                      7,250                         ---                          878,787.88



             ----------------                --------------------      --------------------             ---------------------------
             Name, Address and                     Shares of               Shares of                       Shares of Common Stock
             Telecopier Number               Series A Convertible      Series B Convertible                initially issuable upon
                                               Preferred Stock           Preferred Stock                 Conversion of Convertible
                                                                                                              Preferred Stock
   c/o Och-Ziff Management, L.L.C.
   153 E. 53rd Street, 43rd Floor
   New York, NY  10022
   (212) 292-5950
   Attn:  Danny Och/Joel Frank

   Oz Master Fund, Ltd.                             2,000                        ---                           242,424.24
   c/o Och-Ziff Management, L.L.C.
   153 E. 53rd Street, 43rd Floor
   New York, NY  10022
   (212) 292-5950
   Attn:  Danny Och/Joel Frank

   Canaan Equity L.P.                                --                          5,000                         645,161.29
   105 Rowayton Avenue
   Rowayton, CT  06853
   (203) 854-9117
   Attn:  Stephen Green

   LB I Group Inc.                                  5,000                        ---                           606,060.60
   c/o Lehman Brothers
   3 World Financial Center
   6th Floor
   New York, NY  10285
   (212) 528-8821
   Attn:  Stephen Berkenfeld

   IBJS Capital Corporation                          200                         ---                           24,242.42
   One State Street
   New York, NY  10004
   (212) 858-2768
   Attn: Kevin Falvey

   Granite Properties                               1,500                        ---                           181,818.18
        Management Corp.
   1 Cablevision Center
   P.O. Box 311
   Liberty, NY  12754
   (914) 295-2741
   Attn:  Daren Wells

   Credit Suisse (Guernsey) Limited                  200                         ---                           24,242.42
        as trustee for the Dynamic
        Growth Fund II
   P.O. Box 122, Helvetia Court
   South Esplanade, St. Peter Port
   Guernsey  Channel Islands
    GY1 4EE
   ###-##-#### 710934
   Attn:  David Preston




             ----------------                --------------------      --------------------             ---------------------------
             Name, Address and                     Shares of                Shares of                     Shares of Common Stock
             Telecopier Number               Series A Convertible      Series B Convertible                initially issuable upon
                                               Preferred Stock           Preferred Stock                 Conversion of Convertible
                                                                                                               Preferred Stock
   Paul Finkelstein                                  100                          ---                         12,121.21

